Exhibit 3.1

CERTIFICATE OF AMENDMENT
OF THE
CERTIFICATE OF INCORPORATION
OF
BROADWIND ENERGY, INC.

The undersigned officer of Broadwind Energy, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY as follows:

FIRST:    The name of the Corporation is Broadwind Energy, Inc.

SECOND:     Section 4.01 of ARTICLE IV of the Certificate of Incorporation of the Corporation is hereby amended and restated in its entirety as follows:

“Section 4.01    Number and Class.    The total number of shares of authorized capital stock of the corporation shall consist of three hundred ten million (310,000,000), of which three hundred million (300,000,000) shall be shares of common stock with a par value of $0.001 per share and ten million (10,000,000) shall be shares of undesignated stock with a par value of $0.001 per share. To the fullest extent permitted by the laws of the State of Delaware, as the same now exists or may hereafter be amended or supplemented, the Board of Directors has the express authority, without first obtaining approval of the stockholders of the corporation or any class thereof, to establish from the undesignated shares, by resolution adopted and filed in the manner provided by law, one or more series of preferred stock with each such series to consist of such number of shares and to have such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, as shall be stated in the resolution or resolutions providing for the issuance of such series adopted by the Board of Directors of the corporation.”

THIRD:    The foregoing amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

FOURTH:    The foregoing amendment shall be effective upon filing with the Secretary of State of the State of Delaware.

IN WITNESS WHEREOF, the undersigned does hereby execute this Certificate of Amendment to the Certificate of Incorporation of Broadwind Energy, Inc., this 4th day of May, 2012.

BROADWIND ENERGY, INC.

By:	/s/ Peter C. Duprey
Name:	Peter C. Duprey
Title:	President and Chief Executive Officer